Exhibit 99.1

PRESS RELEASE CONTACT: Natja Igney Odyssey Marine Exploration (813) 876-1776 x 2553 nigney@shipwreck.net

ODYSSEY’S LATEST SHIPWRECK FIND YIELDS

OVER 500,000 SILVER AND GOLD COINS

World’s Largest Historical Shipwreck Coin Recovery

Produces Record 17 Tons of Silver Currency

Tampa, FL — May 18, 2007 — Odyssey Marine Exploration (AMEX: OMR), the world’s leader in the field of deep-ocean shipwreck exploration announced today that it has completed the pre-disturbance archaeological survey and preliminary excavation of a Colonial period shipwreck site code-named “Black Swan” in an undisclosed location in the Atlantic Ocean.

The artifacts recovered from the site include over 500,000 silver coins weighing more than 17 tons, hundreds of gold coins, worked gold, and other artifacts. All recovered items have been legally imported into the Unites States and placed in a secure, undisclosed location where they are undergoing conservation and documentation.

It is believed that this recovery constitutes the largest collection of coins ever excavated from a historical shipwreck site. They were recovered in conformity with Salvage Law and the Law of the Sea Convention, beyond the territorial waters or legal jurisdiction of any country. The Company does not believe that the recovery is subject to sovereign immunity by any nation pursuant to the Law of the Sea Convention.

The work accomplished to date on this site has diligently followed archaeological protocols using advanced robotic technology, and the artifacts are now undergoing a meticulous conservation process by some of the world’s most experienced coin conservators.

The Company is not prepared to disclose the possible identity of the shipwreck at this time, and may only do so after thoroughly examining the artifacts, analyzing the research and proving the identity, if possible, of the shipwreck.

“Our research suggests that there were a number of Colonial period shipwrecks that were lost in the area where this site is located, so we are being very cautious about speculating as to the possible identity of the shipwreck”, said John Morris, Odyssey Co-founder and CEO. “Nevertheless, we have treated this site with kid gloves and the archaeological work done by our team out there is unsurpassed. We are thoroughly documenting and recording the site, which we believe will have immense historical significance.”

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www.shipwreck.net

P.O. Box 320057, Tampa, FL 33679-2057

“The remarkable condition of most of the first 6,000 silver coins conserved has been a pleasant surprise, and the gold coins are almost all dazzling mint state specimens.” said Greg Stemm, Odyssey’s Co-founder. “We are excited by the wide range of dates, origins and varieties of the coins, and we believe that the collecting community will be thrilled when they see the quality and diversity of the collection.”

The excavation of this site follows Odyssey’s successful excavation of the SS Republic®, a shipwreck lost in 1865 off the US coast. The deep ocean robotic archaeological excavation of that site produced approximately 65,000 artifacts, including over 50,000 coins with a retail value of over $75 million.

The company is continuing operations on several other projects with its ships and ROV systems, and is currently awaiting the appointment of Spanish archaeologists following an arrangement with the Spanish Government and the Junta of Andalucía prior to resuming operations on the Sussex project pursuant to an agreement with the UK Government.

For security reasons, as with the “Black Swan” project, the company may only announce the results of the other current projects after completion of the excavations or delivery of the artifacts to a safe location.

About Odyssey Marine Exploration

Odyssey Marine Exploration is a Publicly Traded US Company with several shipwreck projects in various stages of development throughout the world. Additional information about Odyssey, the “Black Swan” project, and the Company’s other activities is available at www.shipwreck.net.

For additional information, please contact Natja Igney, Odyssey’s Manager of Corporate Communications, at 813-876-1776 ext 2553.

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in the Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which has been filed with the Securities and Exchange Commission.

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www.shipwreck.net

P.O. Box 320057, Tampa, FL 33679-2057